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                         1987 NONQUALIFIED STOCK OPTION
                              PLAN OF SPARTA, INC.

                  (Amended and Restated as of August __, 1996)


1.   OBJECTIVES OF THE PLAN

     The Plan is intended to encourage ownership of Common Stock of Sparta, Inc., a Delaware corporation (the "Corporation"), by key employees and directors who contribute to the success of the Corporation. By extending to such persons the opportunity to achieve a proprietary interest in the Corporation and to participate in its success, the Plan may be expected to benefit the Corporation and its shareholders by making it possible to attract and retain the best available talent and by providing incentives for employees and directors to exert their best efforts to increase the value of the stock of the Corporation.

2.   STOCK RESERVED FOR THE PLAN

     The total number of shares of the Common Stock of the Corporation reserved for issuance under the Plan shall not exceed 14,000,000 shares. Such shares shall be comprised of authorized but unissued shares of the Corporation's Common Stock, and/or Treasury shares. The limitation established by the first sentence of this Article 2 shall be subject to adjustment as provided in Article 16 below. If any option granted under the Plan expires or terminates for any reason without being exercised in full, then the unpurchased shares subject thereto shall again be available for the grant of new options or the issuance of new stock bonuses or rights to purchase under the Plan.

3.   ADMINISTRATION OF THE PLAN

     The Plan shall be administered by the Chief Executive Officer of the Corporation.(1) Subject to the express provisions of the Plan, the Administrator shall have full authority, in his or its discretion, to determine the individuals to whom, and the time or times at which, options, stock bonuses or rights to purchase shall be granted under the Plan, and the number of shares to be subject to such options, stock bonuses or rights to purchase. In making such determinations, the Administrator may take into account the nature of the services rendered by persons the Administrator deems eligible hereunder, and such other





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(1)  The Board of Directors may at any time designate an officer or other employee of the Corporation, the Board itself, or a committee thereof, to act as Plan administrator pursuant to Section 3 in place of the Chief Executive Officer. The Chief Executive Officer or other individual or group administering the Plan pursuant to the immediately preceding sentence shall hereinafter be referred to as the "Administrator".
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factors as the Administrator in his or its discretion shall deem relevant.
Subject to the express provisions of the Plan, the Administrator shall also have full authority to interpret the Plan and to make all other determinations necessary or advisable for the administration of the Plan.

     Each option granted under the Plan shall be evidenced by a written option agreement in such form as the Administrator shall deem appropriate.

4.   PLAN DURATION

     All stock options, stock bonuses and rights to purchase granted under the Plan must be granted no later than December 31, 1997.

5.   PARTICIPATION

     Options, stock bonuses and rights to purchase may be granted only to full-time or near full-time, non-temporary employees of the Corporation, and members of the Corporation's Board of Directors, as selected by the Administrator. However, options, stock bonuses and rights to purchase may be granted to full-time employees in recognition of contributions previously made while such persons were part-time employees or consultants of the Corporation. Stock bonuses may not be granted under the Plan to any person who, at the time of the grant of the stock bonus, owns stock possessing 10% or more of the total combined voting power of all classes of stock of the Corporation.

6. EXERCISE AND PURCHASE PRICE, DETERMINATION OF FAIR MARKET VALUE, AND NOTICE, ETC.

     (a) Exercise Price. During such times as there is not a market price available with respect to the Corporation's Common Stock, the exercise price of each option granted and the purchase price of shares for which rights to purchase are offered under the Plan shall be an amount equal to the weighted average of the Formula Price (as such term is defined below) during the six-month period ending on the date the option is granted or the right of purchase is offered; provided, however, that the exercise price of any option granted, and the purchase price of shares under any right of purchase offered, to any person who, at the time of grant of the option or offer of the right of purchase, owns stock possessing 10% or more of the total combined voting power of all classes of stock of the Corporation, shall not be less than 110% of the weighted average of the Formula Price during the six-month period ending on the date of grant of the option or offer of the right of purchase. During such times as there is a market price available with respect to the Corporation's Common Stock, the exercise price of each option


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granted and the purchase price of shares for which rights to purchase are offered under the Plan shall be an amount equal to the weighted average of the fair market value of the Corporation's Common Stock during the six-month period ending on the date the option is granted or the right of purchase is offered; provided, however, that the exercise price of any option granted, and the purchase price of shares under any right of purchase offered, to any person who, at the time of grant of the option or offer of the right of purchase, owns stock possessing 10% or more of the total combined voting power of all classes of stock of the Corporation, shall not be less than 110% of the weighted average of the fair market value of the Corporation's Common Stock during the six-month period ending on the date of grant of the option or offer of the right of purchase. Notwithstanding the foregoing, the exercise price of each option granted and the purchase price of shares for which rights to purchase are offered under the Plan to an employee of the Corporation or any subsidiary in connection with the initial full-time employment of such employee, and the exercise price of any option granted to a new director shall be an amount equal to the fair market value of the Corporation's Common Stock on the date of grant of the option or offer of the right of purchase. The exercise price of options granted and the purchase price of shares subject to rights of purchase offered under the Plan shall be subject to adjustment as provided in Article 16 below.

     (b) Determination of Fair Market Value. Whenever for purposes of this Plan the fair market value of the Common Stock of the Corporation is to be determined as of a specific date, the fair market value shall, if the Common Stock is not listed or admitted to trading on a stock exchange, be the average of the closing bid price and asked price of the Common Stock in the over-the-counter market on such date or, if the Common Stock is then listed or admitted to trading on any stock exchange, the closing sale price on such date on the principal stock exchange on which the Common Stock is then listed or admitted to trading. If no closing bid and asked prices are quoted on such date, or if no sale takes place on such date on such principal exchange, as the case may be, then the closing sale price of the Common Stock on such exchange on the next preceding date on which a sale occurred, or the average of the closing bid and asked prices on the next preceding date on which such prices are quoted, as the case may be, shall be the fair market value of the stock. During such times as there is not a market price available, the fair market value of the Corporation's Common Stock shall be an amount equal to the Formula Price in effect on the date in question.

     (c) Formula Price. As used in this Plan, the term "Formula Price" shall mean the price determined pursuant to the formula adopted by the Board of Directors of the Corporation for the purpose of determining the fair market value of the Corporation's



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Common Stock, as such formula may be modified from time to time by the Board of
Directors.

     (d) Notice, Etc. All persons to whom options, stock bonuses or rights to purchase have been granted under the Plan during a fiscal year shall be notified of such grants within 60 days following the end of that fiscal year. Such notices will identify the number of shares subject to each option, stock bonus or right of purchase granted, the date of grant of the same, and the exercise or purchase price thereof. The exercise price of each option granted and the purchase price of each right to purchase offered under the Plan shall be paid in full in cash upon the exercise of the same. The proceeds of sale of stock subject to options or rights to purchase are to be added to the general funds of the corporation and used for its corporation purposes as the Board of Directors shall determine.

7.   TERM OF OPTIONS

     The term of each option granted under the Plan shall not be more than ten years from the date of grant, subject to earlier termination as hereinafter provided.

8.   EXERCISE OF OPTIONS; VESTING

     (a) Vesting, Etc. Options granted under the Plan may be exercised only to the extent that the right to exercise the same shall have vested in the optionee. The vesting schedule for each option granted under the Plan shall be determined by the Administrator at the time of the grant of the option; provided, however, that the exercisability of each option granted under the Plan shall vest at a rate of not less than 20% per year, and shall vest in full over a period of not more than five years following the date of grant of the option. To the extent that an option has vested, the same shall be exercisable, in whole at any time, or in part from time to time, at the discretion of the optionee during the term of the option. The holder of an option granted under the Plan shall not have any of the rights of a stockholder with respect to the shares covered by his or her option until such shares shall be issued to him or her upon the due exercise of the option. The Corporation shall be entitled to deduct from other compensation payable to each optionee any sums required by federal, state or local tax law to be withheld with respect to the exercise of an option or right to purchase, or with respect to any stock bonus, but, in the alternative, the Corporation may require the party receiving or exercising the same to pay, or such party may pay, such sums to the Corporation.

     (b) Leaves of Absence. Vesting of options and shares acquired as stock bonuses or upon exercise of rights to purchase shall not be interrupted due to any leave of absence by the


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holder thereof for a period of less than or equal to 90 days, or due to any leave of absence in excess of 90 days provided that the holder thereafter returns to full-time employment with the Corporation for a period of at least one full year. However, if a holder, subsequent to a leave of absence in excess of 90 days, shall cease to be a full-time employee of the Corporation for any reason whatsoever prior to the expiration of one year following his or her return from such leave of absence, vesting of all options held by such person and of all shares acquired by such person as stock bonuses or upon exercise of rights to purchase shall be deemed to have ceased as of the date of commencement of such leave of absence.

9.   NON-TRANSFERABILITY

     No option granted under the Plan shall be transferable otherwise than by will or the laws of descent and distribution, and an option may be exercised, during the lifetime of the person receiving the same, only by him or her. No stock bonus or right to purchase granted under the Plan shall be transferable under any circumstances.

10.  EFFECT ON OPTIONS OF TERMINATION OF EMPLOYMENT OR STATUS AS A DIRECTOR

     (a) Termination Other Than in the Event of Death. In the event that an optionee who is an employee of the Corporation shall cease to be employed by the Corporation for any reason other than his or her death, or, in the event that an optionee who is a director but not an employee of the Corporation shall cease to be a director of the Corporation for any reason other than his or her death, (i) all options granted to such optionee pursuant to the Plan which are not exercisable at the date of such cessation shall terminate immediately and become void and of no effect, and (ii) all options granted to such optionee pursuant to the Plan which are exercisable at the date of such cessation may be exercised (but only to the extent they were exercisable as of the date of such cessation of the optionee's employment or engagement as a director, as the case may be) at any time within 30 days after the date of such cessation, but in any event no later than the date of expiration of the option, and if not so exercised within such time shall become void and of no effect at the end of such time.

     (b) Termination in the Event of Death. In the event that an optionee who is an employee of the Corporation shall cease to be employed by the Corporation by reason of his or her death, or, in the event that an optionee who is a director but not an employee of the Corporation shall cease to be a director of the Corporation by reason of his or her death, (i) all options granted to such optionee pursuant to the Plan which are not



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exercisable at the date of such death shall terminate immediately and become void and of no effect, and (ii) all options granted to such optionee pursuant to the Plan which are exercisable at the date of such death may be exercised (but only to the extent they were exercisable as of the date of such death) at any time within one year after the date of such death, but in any event no later than the date of expiration of the option, and if not so exercised within such time shall become void and of no effect at the end of such time.

11.  TERMS AND CONDITIONS APPLICABLE TO RIGHTS OF PURCHASE UNDER THE PLAN

     After the Administrator shall have determined to offer to a person eligible to participate (hereinafter "offeree") the right to purchase shares under the Plan, it shall cause to be delivered to the offeree a written notice thereof, together with a Stock Purchase Agreement which shall constitute the Corporation's offer of the right to purchase and shall contain the terms and conditions of purchase, including, without limitation, the number of shares which the offeree shall be entitled to purchase, the purchase price per share, any other terms, conditions or restrictions relating thereto, and the number of days or period the offeree shall have to accept such offer. The execution and delivery of the Stock Purchase Agreement by the offeree to the Corporation within such number of days or period shall constitute acceptance of the offer and such Stock Purchase Agreement shall, thereupon, become a binding obligation of the Corporation and the offeree. Each Stock Purchase Agreement shall be in such form as the Administrator shall, from time to time, recommend, but shall comply with and be subject to the following terms and conditions:

     (a) Number of Shares. The Stock Purchase Agreement shall state the total number of shares which the offeree shall be entitled to purchase and whether or not the offeree may purchase less than all of the shares offered.

     (b) Term of Offer. The Stock Purchase Agreement shall specify the number of days or other period the offeree shall have to accept the offer, not to exceed 90 days from the date of such offer. If not accepted by the offeree within such number of days or other period, the offer shall automatically terminate upon the expiration thereof, and the offer shall thereupon be null and void and without further effect, except that the Administrator may extend such number of days or other period available for acceptance, not to exceed an additional 90 days. Acceptance of the offer shall occur when the offeree has executed and redelivered to the Corporation at least two counterparts of the Stock Purchase Agreement in the form delivered to him by the Corporation and, to be effective, such acceptance must be without condition or reservation of any kind whatsoever.



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     (c)  Vesting.  The Administrator may, in his or its discretion, provide that the shares purchased under any right of purchase granted under the Plan shall "vest" in full immediately, or in such increments and over such periods of time as may be determined by the Administrator; provided, however, that the shares purchased under each right to purchase granted under the Plan shall vest at a rate of not less than 20% per year over a period of not more than 5 years following the date of the grant of the right to purchase.

12.  TERMS AND CONDITIONS APPLICABLE TO STOCK BONUSES UNDER THE PLAN

     After the Administrator shall have determined to offer a stock bonus under the Plan, it shall cause to be delivered to the offeree a written notice thereof, together with a Stock Bonus Agreement which shall constitute the Corporation's offer of the stock bonus and shall contain the terms and conditions of the same, including, without limitation, the number of shares which shall be subject to the stock bonus, a statement that the shares issuable pursuant to the Stock Bonus Agreement shall, when issued, be fully paid and nonassessable shares of the Corporation's Common Stock, any other terms, conditions or restrictions relating to the stock bonus, and the number of days or period the offeree shall have to accept such offer. The execution and delivery of the Stock Bonus Agreement by the offeree to the Corporation within such number of days or period shall constitute acceptance of the offer and such Stock Bonus Agreement shall, thereupon, become a binding obligation of the Corporation and the offeree. Each Stock Bonus Agreement shall be in such form as the Administrator shall, from time to time, recommend, but shall comply with and be subject to the following terms and conditions:

     (a) Number of Shares. The Stock Bonus Agreement shall state the total number of shares the offeree shall be entitled to receive.

     (b) Term of Offer. The Stock Bonus Agreement shall specify the number of days or other period the offeree shall have to accept the offer, not to exceed 90 days from the date of such offer. If not accepted by the offeree within such number of days or other period, the offer shall automatically terminate upon expiration thereof, and the offer shall thereupon be null and void and without further effect, except that the Administrator may extend such number of days or other period available for acceptance, not to exceed an additional 90 days. Acceptance of the offer shall occur when the offeree has executed and redelivered to the Corporation at least two counterparts of the Stock Bonus Agreement in the form delivered to him by the


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Corporation and, to be effective, such acceptance must be without condition or reservation of any kind whatsoever.

     (c) Vesting. The Administrator may, in his or its discretion, provide that the shares acquired under any stock bonus granted under the Plan shall "vest" in full immediately, or in such increments and over such periods of time as may be determined by the Administrator; provided, however, that the shares acquired under each stock bonus granted under the Plan shall vest at a rate of not less than 20% per year over a period of not more than 5 years following the date of the grant of the stock bonus.

13. REPURCHASE OF PLAN SHARES UPON TERMINATION OF EMPLOYMENT OR STATUS AS A DIRECTOR

     (a) Repurchase Option. Upon the termination of the association with the Corporation (as hereinafter defined) of any person, whether by death or any other reason whatsoever (a "Former Participant"), the Corporation and/or the other shareholders of the Corporation shall have the option to purchase (i) all shares held by the Former Participant which were acquired upon the exercise of options or rights to purchase granted pursuant to this Plan, (ii) all shares acquired by the Former Participant or his successor upon the exercise of options subsequent to such termination of association, (iii) all shares held by the Former Participant which were acquired as a stock bonus under the Plan, and (iv) all other securities, if any, issued with respect to the shares referred to in the foregoing clauses (i), (ii) and (iii), by reason of stock split, stock dividend or the like (collectively, the "Plan Shares"), for the price and upon the terms set forth in this Article 13. For purposes of the Plan, "termination of association with the Corporation" shall mean (i) for any person who is an employee of the Corporation or any subsidiary of the Corporation but not also a director of the Corporation, the cessation of such person's employment with the Corporation or such subsidiary, (ii) for any person who is a director of the Corporation but not also an employee of the Corporation or any subsidiary of the Corporation, the cessation of such person's status as a director of the Corporation, and (iii) for any person who is both a director of the Corporation and an employee of the Corporation or of any subsidiary of the Corporation, the cessation of both the employment and status as a director of such person.

     (b) Repurchase By Corporation. The Corporation shall have the first option to purchase the Plan Shares of any Former Participant, which option shall be exercisable by the Corporation at any time within 30 days following the termination of the Former Participant's employment or status as a director, as the case may be (or, with respect to any Plan Shares acquired upon


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the exercise of an option subsequent to the termination of such employment or engagement as a director, at any time within 30 days following such exercise); provided, however, that the Corporation's right to exercise its option shall be subject to (i) any applicable laws governing the right of the Corporation to purchase its own shares, and (ii) the "Repurchase Limitation" established pursuant to Article 15 below. The purchase price for the Plan Shares to be purchased by the Corporation shall be paid in cash.

     (c) Repurchase By Shareholders. In the event that the Corporation does not elect to purchase all of the Plan Shares of any Former Participant, the Secretary of the Corporation shall so notify all other shareholders of the Corporation and such shareholders shall thereupon have the option, exercisable at any time within 60 days following the termination of employment or status as a director, as the case may be, of the Former Participant (or, with respect to any Plan Shares acquired upon the exercise of an option subsequent to the termination of such employment or engagement as a director, at any time within 60 days following such exercise) to purchase for cash those of the Plan Shares not purchased by the Corporation, pro rata based on the ratio which the number of shares of the Corporation's capital stock held by each such shareholder bears to the total number of shares of the Corporation's capital stock held by all such shareholders electing to purchase. Should any of the Corporation's shareholders fail to exercise such option, the remaining shareholders of the Corporation shall have the option for a further period of 10 days to purchase, on a pro rata basis, the Plan Shares not so purchased by the declining shareholders.

     (d)  Repurchase Price.

          (i) Price for Plan Shares Other Than Unvested Stock. The price per share for Plan Shares purchased by the Corporation or the Corporation's shareholders pursuant to this Article 13 (other than shares of Unvested Stock, as defined below) shall be the higher of (A) the fair market value per share of the Corporation's Common Stock as of the date of the termination of employment or status as a director, as the case may be, giving rise to such purchase and sale, determined pursuant to Article 6 of the Plan, or (B) the price per share paid for such shares upon the issuance thereof (or, with respect to shares issued as a stock bonus, the fair market value per share of the Corporation's Common Stock as of the date of issuance of such shares, determined pursuant to
Article 6 of the Plan). Notwithstanding the foregoing, however, if the Former Participant whose Plan Shares are subject to purchase shall have theretofore taken a leave of absence in excess of 90 days and shall not have completed one full year of service with the Corporation subsequent to the end of such leave of absence, the price per


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share for such Former Participant's Plan Shares (other than shares of Unvested
Stock) shall be the higher of (A) the price per share paid for such shares upon the issuance thereof (or, with respect to shares issued as a stock bonus, the fair market value per share of the Corporation's Common Stock as of the date of issuance of such shares, determined pursuant to Article 6 of the Plan), or (B) the lesser of (1) the fair market value of the Corporation's Common Stock as of the date of the Former Participant's termination of employment or status as a director, as the case may be, determined pursuant to Article 6 of the Plan, or
(2) the fair market value of the Corporation's Common Stock as of the date of commencement of such leave of absence, determined pursuant to Article 6 of the Plan.

     (ii) Price for Unvested Stock. The price per share for Plan Shares purchased by the Corporation or the Corporation's shareholders pursuant to this
Article 13 which are shares which were issued as a stock bonus or upon exercise of a right to purchase granted under the Plan, and which have not, as of the date of the event giving rise to the purchase and sale of the same, "vested" under the terms of the Stock Bonus Agreement or Stock Purchase Agreement pursuant to which the same were issued ("Unvested Stock"), shall be the lower of
(A) the fair market value per share of the Corporation's Common Stock as of the date of the termination of employment or status as a director, as the case may be, giving rise to such purchase and sale, determined pursuant to Article 6 of the Plan, or (B) the fair market value per share of the Corporation's Common Stock as of the date of the issuance of such shares, determined pursuant to
Article 6 of the Plan. Notwithstanding the foregoing, however, if the Former Participant whose Plan Shares are subject to purchase shall have theretofore taken a leave of absence in excess of 90 days and shall not have completed one full year of service with the Corporation subsequent to the end of such leave of absence, the price per share for such Former Participant's Unvested Stock shall be the lower of (A) the price per share paid for such shares upon the issuance thereof (or, with respect to shares issued as a stock bonus, the fair market value per share of the Corporation's Common Stock as of the date of issuance of such shares, determined pursuant to Article 6 of the Plan), or (B) the lesser of
(1) the fair market value of the Corporation's Common Stock as of the date of the Former Participant's termination of employment or status as a director, as the case may be, determined pursuant to Article 6 of the Plan, or (2) the fair market value of the Corporation's Common Stock as of the date of commencement of such leave of absence, determined pursuant to Article 6 of the Plan.

     (e) Procedure; Termination of Shareholder Rights. If the Corporation or its shareholders shall elect to purchase the Plan Shares of a Former Participant pursuant to this Article 13, the


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Corporation or such shareholders, as the case may be, shall give written notice to the Former Participant of such election to purchase (the "Purchase Notice"). The Former Participant shall, within 15 days following the giving of the Purchase Notice, surrender to the Corporation the stock certificate or certificates representing the Plan Shares, duly endorsed for transfer, against payment of the purchase price thereof. If the Purchase Notice is given, and if the purchase price for the Plan Shares shall be paid or set aside for that purpose, then notwithstanding that the certificate or certificates evidencing the Plan Shares shall not have been surrendered, all rights of the Former Participant with respect to the Plan Shares shall forthwith cease and terminate (except for the right to receive the purchase price thereof as provided in this Article 13).

     (f) Plan Shares Not Repurchased. All Plan Shares of a Former Participant not purchased by the Corporation and/or the Corporation's shareholders as provided herein shall remain subject to the restrictions on transfer set forth in Article 14 below.

     (g) Termination of Repurchase Rights. The repurchase rights provided for in this Article 13 shall automatically terminate upon the earlier to occur of
(i) the closing of the first underwritten public offering of any class of the Corporation's equity securities pursuant to an effective registration statement under the Securities Act of 1933, or (ii) the listing by the Corporation of any class of its equity securities for trading on the National Association of Securities Dealers Automated Quotation System or on any securities exchange.

14.  RESTRICTIONS ON TRANSFER OF PLAN SHARES

     (a) General Restriction on Transferability. No holder of Plan Shares shall be able to transfer, assign, hypothecate or in any way alienate any of such Plan Shares, or any right or interest therein, whether voluntarily or by operation of law, except (i) a transfer to the holder's account in the Corporation's Profit Sharing Plan, (ii) a transfer to the Corporation pursuant to paragraph (b) of this Article 14, (iii) a transfer pursuant to paragraph (c) of this Article 14, or (iv) hypothecation to any lender which has been specifically designated by the Corporation's Board of Directors, provided that the loan to which such hypothecation relates has been specifically approved by the Corporation's Board of Directors and is made on terms which include the right of the Corporation to repurchase such shares in the event of default under the loan. Any Plan Shares transferred to the Corporation's Profit Sharing Plan shall remain subject to the restrictions on retransfer set forth in this Article 14, and to the repurchase rights of the Corporation and its shareholders set forth in Article 13 above.


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
     (b) Sale to the Corporation. Notwithstanding the foregoing restrictions on transfer, any holder of Plan Shares may offer all or any portion thereof (except shares of Unvested Stock) for sale to the Corporation on February 21, May 21, August 21 or November 21 of any year, or at such other interim dates as the Board of Directors may hereafter designate from time to time (each a "Stock Repurchase Date"), at a per share price equal to the fair market value of the Corporation's Common Stock as of the date of such purchase and sale, determined as provided in Article 6 above. If the Corporation elects to purchase the Plan Shares of any person on any Stock Repurchase Date or any other date, and the Corporation cannot purchase all of the Plan Shares and other shares of the Corporation, if any, then being offered due to (i) any legal restrictions on the right of the Corporation to purchase its own shares, or (ii) the Repurchase Limitation established pursuant to Article 15 below, or if the Corporation elects for any other reason not to purchase all such offered shares, the shares offered for sale shall be accepted for purchase by the Corporation, up to the total number thereof to be purchased on such date, in such order and priority as the Corporation's Board of Directors may determine from time to time. The purchase price for shares acquired by the Corporation pursuant to this paragraph
(b) shall be paid in cash; provided, however, that if such cash payment would cause the Corporation to violate any applicable law governing the right of the Corporation to repurchase its own shares, or to violate the Repurchase Limitation, the Corporation may pay cash for those of the Plan Shares which it can purchase for cash without violating such restrictions and deliver a promissory note for the remaining Plan Shares. With respect to Plan Shares issued after the effective date of the Merger(2) (excluding Plan Shares issued upon the exercise of options granted under the Plan prior to the date of the Merger unless the holder of any such option consents in writing), any such promissory note shall have such term, not exceeding seven (7) years, as the Administrator shall determine, shall bear interest at a rate equal to the lesser of ten percent (10%) or the discount rate of the Federal Reserve Bank of San Francisco, as the same may change from time to time, and shall be payable in equal quarterly installments. Notwithstanding any other provision of this paragraph 14(b), however, the Corporation shall not purchase pursuant to this paragraph 14(b) any shares which have been issued and outstanding for less than six (6)





__________________________________

(2) The term "Merger" in Article 14(b) of the Plan refers to the merger of Sparta, Inc., an Alabama corporation and predecessor to the Corporation ("Sparta Alabama"), with and into the Corporation, as a result of which Sparta Alabama completed its reincorporation as a Delaware corporation. The effective date of the Merger was December 20, 1989.


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
months prior to their purchase by the Corporation, except for shares held by any Former Participant.

     (c)  Right of First Refusal.

          (i) In the event that any holder of Plan Shares shall desire to sell or otherwise transfer all or any portion of the same other than pursuant to paragraph (b) of this Article 14, he or she may do so provided that he or she first shall have offered such shares (the "Offered Shares") to the Corporation as provided in this paragraph (c). At least 30 days prior to any proposed sale or other transfer, the holder of the Offered Shares shall give written notice (the "Notice") of such proposed transfer to the Corporation. The Notice must set forth the name of the proposed transferee, the number of shares to be transferred, the price per share, and all other terms and conditions of the proposed transfer, and must state that the same constitutes a bona fide, good faith transaction. The Notice shall constitute the grant of an option to the Corporation to purchase the Offered Shares as provided in this paragraph (c). The Corporation shall thereupon, for a period of 30 days following the Corporation's receipt of the Notice, have the right to purchase all, but not less than all, of the Offered Shares for a price equal to the price specified in the Notice. The terms of payment shall be, at the Corporation's election, (A) cash, or (B) as provided in the Notice.

          (ii) In the event that the Corporation does not elect to purchase all of the Offered Shares within 30 days after its receipt of the Notice, the holder of the same may transfer the Offered Shares within 30 days from the expiration date of such 30 day option period to the person, at the price, and on the terms specified in the Notice; provided that such transferee agrees to receive and hold all of the Offered Shares subject to all of the provisions and restrictions contained in this Article 14, and executes and delivers to the Corporation such documents as may reasonably be requested by the Corporation to effectuate the same. If the Offered Shares have not been transferred within such 30 day period, the Offered Shares shall again become subject to all of the provisions of this Article 14 and may not thereafter be transferred except in the manner and on the terms provided for herein.

     (d) Legend on Certificates. All shares issued upon the exercise of options or rights of purchase granted pursuant to the Plan or issued as stock bonuses under the Plan shall bear a legend referring to the restrictions on transfer and the repurchase rights set forth in Articles 13 and 14 of the Plan.

     (e) Termination of Transfer Restrictions. The transfer restrictions set forth in this Article 14 shall automatically terminate upon the earlier to occur of (i) the closing of the first underwritten public offering of any class of the Corporation's equity securities pursuant to an effective registration statement under the Securities Act of 1933, or (ii) the listing by the Corporation of any class of its equity securities for trading on the National Association of Securities Dealers Automated Quotation System or any securities exchange.

15.  REPURCHASE LIMITATION

     During any three (3) month period ending on a Stock Repurchase Date, the Corporation shall not repurchase shares of its capital stock if and to the extent that the excess, if any, of (i) the sum of the quarterly average of the cash cost to the Corporation of such purchases during the four (4) fiscal quarters immediately preceding the Stock Repurchase Date (excluding the cost represented by any promissory note issued as a part of the purchase price of any such purchase), plus the quarterly average of the amount of payments of principal made by the Corporation during the four (4) fiscal quarters immediately preceding the Stock Repurchase Date on any outstanding promissory notes theretofore issued by the Corporation as consideration for previous repurchases by the Corporation of shares of its capital stock over (ii) the sum of the average quarterly Proceeds (as such term is defined below) received from issuances of its capital stock during the four (4) fiscal quarters immediately preceding the Stock Repurchase Date and the average quarterly tax benefit to the Corporation resulting from exercises of stock options or disqualifying dispositions of incentive stock options during the four (4) fiscal quarters immediately preceding the Stock Repurchase Date, exceeds an amount equal to a percentage (to be determined by the Board of Directors) of the quarterly average of the Corporation's Net Profit (as such term is defined below) for the four (4) fiscal quarters immediately preceding the Stock Repurchase Date (the "Repurchase Limitation"). For purposes of this paragraph, the term "Proceeds" shall mean the aggregate amount of the cash and the fair market value of the property and services received or rendered to the Corporation as consideration for the issuance of capital stock, plus the aggregate fair market value of all capital stock issued by the Corporation without the receipt of consideration as a stock bonus or as a contribution by the Corporation to any pension, profit sharing or other plan now or hereafter maintained by the Corporation for the benefit of its employees. The fair market value of any such capital stock shall be deemed to be an amount per share equal to the Formula Price then in effect. For purposes of this paragraph, the term "Net Profit" shall mean the Corporation's net income, after taxes, as computed in accordance with generally accepted accounting principles consistently applied.

16.  ADJUSTMENTS UPON CHANGES IN CAPITALIZATION AND CORPORATION CHANGES

     If the outstanding shares of the Common Stock of the Corporation are changed into, or exchanged for a different number or kind of shares or securities of the Corporation through reorganization, merger or consolidation in which the Corporation is the surviving entity, or through recapitalization, reclassification, or otherwise, or if the number of outstanding shares is changed through a stock split, stock dividend or stock consolidation, an appropriate adjustment shall be made in the number and kind of shares as to which options, rights to purchase and stock bonuses may thereafter be granted. A corresponding adjustment changing the number or kind of shares allocated to unexercised options and rights to purchase, or portions thereof, which shall have been granted prior to any such change, shall likewise be made. Any such adjustment in an outstanding option or right to purchase, however, shall be made without change in the total price applicable to the unexercised portion of the option or right to purchase but with a corresponding adjustment in the price for each share covered by the option or right to purchase.

     In the event that the Corporation at any time proposes to (i) merge into, consolidate with or to enter into any other reorganization (including the sale of substantially all of its assets) in which the Corporation is not the surviving corporation, or (ii) enter into a merger or other reorganization as a result of which the outstanding shares of Common Stock of the Corporation will be changed into or exchanged for shares of the capital stock or other securities of another corporation or for cash or other property, then the Plan and all unexercised options and rights to purchase granted hereunder shall terminate, unless provision is made in writing in connection with such transaction for the continuance of the Plan and for the assumption of options and rights to purchase theretofore granted, or the substitution for such options and rights to purchase of new options and rights to purchase covering the shares of a successor corporation, with appropriate adjustments as to number and kind of shares and prices, in which event the Plan and the options and rights to purchase theretofore granted or the new options and rights to purchase substituted therefor, shall continue in the manner and under the terms so provided. If such provision is not made in such transaction for the continuance of the Plan and the assumption of options and rights to purchase theretofore granted or the substitution for such options and rights to purchase of new options and rights to purchase covering the shares of a successor corporation, then the Board of Directors shall cause written notice of the proposed transaction to be given to the persons holding options and rights to purchase not less than 30 days prior to the anticipated effective date of the proposed transaction, and all options and rights to purchase shall be accelerated and, concurrent with the effective date of the proposed transaction, such persons shall have the right to exercise options and rights to purchase in respect of any or all shares then subject thereto.

     Adjustments under this Article 16 shall be made by the Board of Directors, whose determination as to what adjustments shall be made shall be final and conclusive. No fractional shares of stock shall be issued under the Plan on account of any such adjustment.

17.  CONTINUATION OF EMPLOYMENT OR DIRECTORSHIP

     Neither the existence of the Plan nor the grant of any option, right to purchase or stock bonus under the Plan shall impose any obligation on the Corporation or its shareholder to continue the directorship or employment with the Corporation of any optionee.

18.  GOVERNMENT AND STOCK EXCHANGE REGULATIONS

     The Corporation shall not be required to issue any shares upon the exercise of any option or acceptance of any right to purchase unless and until any then applicable requirements of the Securities and Exchange Commission, other regulatory agencies having jurisdiction and of any exchanges upon which stock of the Corporation may be listed, shall have been fully complied with.

19.  INFORMATION TO OPTIONEES

     The Corporation shall provide to each holder of an outstanding option under the Plan a copy of the Corporation's financial statements for each fiscal year of the Corporation within a reasonable time after such financial statements are prepared and approved by the Corporation's management. The Corporation shall also provide each holder of an outstanding option under the Plan with a copy of any annual or other report generally distributed by the Corporation to its shareholders.

20.  AMENDMENT AND TERMINATION

     The Plan may be terminated, modified, or amended by the stockholders of the Corporation or by the Board of Directors at any time they shall deem advisable; provided, however, that no such amendment shall adversely affect rights and obligations of an option holder with respect to options at the time outstanding under the Plan unless the option holder consents to such amendment.

21.  LOANS; CANCELLATION OF DEBT UPON REPURCHASE

     (a) Loans. The Administrator may, in his or its discretion, assist any person to whom options or rights to purchase have been granted under the Plan (including any such person who is an officer or director of the Corporation) in the exercise of one or more options or rights to purchase under the Plan, including the satisfaction of any federal and state income and employment tax liabilities arising therefrom, by authorizing the extension of a loan from the Corporation to such person. Any such loan shall be extended on such terms and conditions, with such security and with such repayment provisions (which may include automatic payroll deductions) as the Administrator may deem appropriate. Loans may be granted with or without security, collateral or interest, but the maximum credit available to any person shall not exceed the sum of (i) the aggregate exercise price payable for the purchased shares plus (ii) any federal and state income and employment tax withholding liability incurred in connection with such exercise.

     (b) Cancellation of Debt Upon Repurchase. Notwithstanding any other provision of the Plan, or of any Stock Option Agreement, Stock Bonus Agreement or Stock Purchase Agreement entered into pursuant to the Plan, to the contrary, the Corporation shall have the right, but not the obligation, to pay all or any portion of the purchase price of Plan Shares being repurchased by the Corporation (whether pursuant to Article 13 or paragraphs (b) or (c) of Article 14 of the Plan or otherwise) in cash and/or by cancellation of all or a specified amount of indebtedness owed to the Corporation by the person from whom the Plan Shares are to be so repurchased pursuant to any promissory note or other payment obligation delivered by such person to the Corporation as consideration for his or her purchase of such Plan Shares.